Quest Resource Corporation Closes
       Acquisition of Cherokee Basin Assets From Devon Energy Corporation

OKLAHOMA CITY--(BUSINESS WIRE) - December 22, 2003 -Quest Resource Corporation ("Quest") (OTCBB:QRCP) has closed the acquisition of Devon Energy Corporation's ("Devon") (AMEX:DVN) oil and gas leases, pipelines and related assets in the Cherokee Basin for a cash purchase price of $126 million (the "Acquisition"). The approximate total proved reserves attributable to Devon's properties consist of 95.9 Bcfe for a purchase price / Mcfe multiple of $0.89 after allocating $40.7 million to net undeveloped acreage and pipeline assets acquired. As part of the transaction, Quest formed Quest Cherokee, LLC ("Quest Cherokee") and Quest's existing subsidiaries contributed all of their existing Cherokee Basin oil and gas leases, pipelines and related assets to Quest Cherokee in exchange for an ownership interest in Quest Cherokee. Quest then assigned its rights to acquire the Devon assets to Quest Cherokee, which then acquired the Devon assets. As a result of the transaction, all of Quest's Cherokee Basin assets are in a single entity.

Cherokee Energy Partners, LLC, an affiliate of ArcLight Capital Partners, LLC ("ArcLight"), provided $51 million of financing to Quest Cherokee. Banc One Capital Markets, Inc. ("Banc One") provided $105 million of senior bank debt and mezzanine debt financing to fund the Acquisition and refinance Quest's existing credit facilities. Energy Capital Solutions, LLC acted as exclusive financial advisor to Quest and arranged the financing provided by ArcLight and Banc One.

Additional information with respect to the transaction will be filed with the Securities and Exchange Commission on form 8-K within 15 days.

About Quest

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeast Kansas and northeast Oklahoma that is served by its 800 mile gas gathering pipeline network. For more information, contact Mr. Jim VinZant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Forward Looking Statement

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the integration of the arrangement and application of Quest's Cherokee Basin assets, the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission.

Contact:
      Quest Resource Corporation
      Jim VinZant, 316-788-1545
      www.qrcp.net.
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